SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials


                           Colonial Properties Trust
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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|_|  Fee paid previously with preliminary materials:

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|_|  Check box if any part of the fee is offset as  provided   by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount previously paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

                   [LETTERHEAD OF COLONIAL PROPERTIES TRUST]

                                                                  March 31, 2005

Dear Fellow Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday, April 27, 2005, at 10:30 a.m., central daylight savings time, in the auditorium on the 2nd floor of the AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203.

      The matters to be acted on at the meeting - the election of trustees and the ratification of the selection of our independent accountants - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. A copy of our annual report to shareholders is also enclosed.

      We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

      This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

                                          Sincerely,


                                          /s/ Thomas H. Lowder

                                          Thomas H. Lowder
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Enclosures

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 27, 2005

Dear Shareholder:

      You are cordially invited to attend our 2005 annual meeting of shareholders to be held on Wednesday, April 27, 2005, at 10:30 a.m., central daylight savings time, in the auditorium on the 2nd floor of the AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, to consider the following proposals:

      1.    To elect trustees to serve for one-year terms expiring in 2006;

      2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005; and

      3. To transact such other business as may properly come before such meeting or any adjournments thereof.

      Only shareholders of record at the close of business on March 8, 2005 will be entitled to vote at the meeting or any adjournments thereof.

      YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                       BY ORDER OF THE BOARD OF TRUSTEES


                                       /s/ John P. Rigrish

                                       John P. Rigrish
                                       Chief Administrative Officer and
                                       Corporate  Secretary

Birmingham, Alabama
March 31, 2005

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 27, 2005

      This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 27, 2005, at 10:30 a.m., central daylight savings time, in the auditorium on the 2nd floor of the AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, for the purposes set forth in the notice of meeting. All references to "we," "us," "our," "Colonial" or the "Company" refer to Colonial Properties Trust and its subsidiaries. This solicitation of proxies is made on behalf of our board of trustees.

      Holders of record of our common shares of beneficial interest as of the close of business on the record date, March 8, 2005, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on March 8, 2005, we had 27,907,796 common shares issued and outstanding.

      Common shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy, the shares will be voted (1) FOR the election of all nominees for trustee; and (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

      You may vote either by completing and returning the enclosed proxy card to us prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to us or by voting in person at the meeting. Written notice of revocation must be delivered to the address shown above, addressed to the Corporate Secretary. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

      Our 2004 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2004 annual report to shareholders are being mailed to our shareholders beginning on or about March 31, 2005. The mailing address for our executive office is Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

                              ELECTION OF TRUSTEES
                                  (Proposal 1)

Board of Trustees

      Our board of trustees is comprised of ten members elected by the shareholders annually. However, pursuant to an Agreement and Plan of Merger dated October 25, 2004 among Colonial, a wholly-owned subsidiary of Colonial and Cornerstone Realty Income Trust, Inc. ("Cornerstone"), as amended, we expect to expand our board of trustees by one member, effective on the date of our merger transaction with Cornerstone (which we currently expect will occur on or about April 1, 2005). Glade M. Knight, who is presently the Chairman and Chief Executive Officer of Cornerstone, will be appointed to fill the vacant board seat. Subject to being appointed to our board of trustees upon completion of the merger transaction, Mr. Knight has been nominated for election at the annual meeting. If, at the time of the annual meeting, the merger transaction has not been completed and Mr. Knight has not been appointed to our board of trustees, then he will not be a candidate for election at the annual meeting.

      Our board of trustees recommends a vote FOR these nominees. While we know of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Nominees for Election

      Carl F. Bailey, 73, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of TekQuest Industries, Inc., a manufacturing company. From 1995 until 2002, Mr. Bailey served as President of BDI, a marketing and distribution company. Prior to 1995, Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company. From 1952 to 1992, he worked for South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation. The SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia
Corporation. Mr. Bailey also serves on the board of trustees of Birmingham Southern College. Mr. Bailey is chairman of the audit committee, and is a member of the executive committee and the governance committee of the board of trustees.

      M. Miller Gorrie, 69, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that is ranked 17th in the ENR's "Top 50 Domestic General Contractors". He currently serves on the boards of American Cast Iron Pipe Company, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, the Southern Research Institute, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee of the board of trustees.

      William M. Johnson, 57, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the
Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the board of trustees of Asbury Theological Seminary, a member of the board of directors of Reach Out Youth Solutions, and is International Director of World Parish Ministries. Mr. Johnson also serves as a strategic planning advisor for several para-church ministries. Since 1999, Mr. Johnson has been chief executive officer and founder of a family foundation that provides financial assistance to twenty-eight local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

      Glade M. Knight, 61, is presently the chairman and chief executive officer of Cornerstone Realty Income Trust, Inc. Mr. Knight is the founder, chairman of the board and chief executive officer of three extended-stay hotel REITs, consisting of Apple Hospitality Two, Inc., Apple Hospitality Five, Inc. and Apple Suites, Inc. (which was acquired by Apple Hospitality Two, Inc. during the first quarter of 2003). During the first quarter of 2004, Mr. Knight founded
Apple REIT Six, Inc., a start-up company that plans to acquire hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university's Entrepreneurial Department of the Graduate School of Business Management.

      Pursuant to our merger agreement with Cornerstone, we expect to expand our board of trustees by one member, effective on the date of our merger transaction with Cornerstone (which we currently expect will occur on or about April 1,
2005). Mr. Knight will be appointed to fill the vacant board seat. Subject to being appointed to our board of trustees upon completion of the merger transaction, Mr. Knight has been nominated for election at the annual meeting. If, at the time of the annual meeting, the merger transaction has not been completed and Mr. Knight has not been appointed to our board of trustees, then he will not be a candidate for election at the annual meeting. Under the merger agreement, Colonial will be required to include and recommend Mr. Knight in the management slate of nominees to stand for re-election at the Colonial shareholders meetings until at least the third anniversary of the date of our merger transaction. If he is so re-elected, then he will continue to serve until the next annual meeting of Colonial shareholders.

      James K. Lowder, 55, has been a trustee since 1993. Since 1995, Mr. Lowder has served as chairman of the board of The Colonial Company, chairman of the board of Lowder Construction Company, Inc., Lowder New Homes, Inc., Colonial Insurance Agency, Inc., Lowder Realty Company, Inc., Colonial Commercial Development, Inc., Colonial Homes, Inc., American Colonial Insurance Company, Colonial Commercial Realty, Inc. and Colonial Commercial Investments, Inc. He is a member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and the board of directors of Alabama Power Company. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman of the board, president and chief executive officer.

      Thomas H. Lowder, 55, has been a trustee since our formation in July 1993. He has served as our Chairman of the Board, President and Chief Executive Officer since July 1993. Mr. Lowder became President of Colonial Properties, Inc., our predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. Mr. Lowder is a current member of the National Association of Industrial and Office Parks (NAIOP) and the International Council of Shopping Centers. He is also a member and past president of the Alabama Chapter of the Realtors National Marketing Institute through which he successfully completed commercial real estate investment courses to receive the CCIM (Certified Commercial Investment Member) designation. He presently serves as the Chairman of the Board for Children's Hospital and is on the Board of Directors of the Community Foundation of Greater Birmingham, Birmingham-Southern College and Crippled Children's Foundation. Mr. Lowder is a past member of the National Association of Real Estate Investment Trust's ("NAREIT") Board, past Chairman of the Birmingham Area Chapter of the American Red Cross and he served as Chairman of the 2001 United Way Campaign for Central Alabama. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

      Herbert A. Meisler, 77, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Mr. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed Gulfway General Hospital in Houston, Texas and served as president. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Mr. Ripps, one of our trustees.

      Claude B. Nielsen, 54, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and in 2003 he was elected chairman of the board of Coca-Cola Bottling Company United, Inc. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bank Corporation, a financial services corporation, and also serves as a board member of the
Birmingham Airport Authority. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

      Harold W. Ripps, 66, has been a trustee since 1995. Since 1969, he has been chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the board of trustees of The Bank, a commercial bank, Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

      Donald T. Senterfitt, 85, has been a trustee since 1993. Since May 2000, Mr. Senterfitt has served as chairman of the board of directors of Colonial Bank, N.A., Central Florida. From 1991 to 2000, Mr. Senterfitt served as president and chief executive officer of the Pilot Group, LC, a consulting company. He is a former director and vice chairman of SunTrust Banks, Inc., a multi-state bank holding company. He was president of the American Bankers
Association in 1985-1986, and prior to his banking career while heading a Florida law firm, he was general counsel to the Florida Bankers Association. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President's Council of the University of Florida. He is the recipient of the Distinguished Alumnus Award from both his undergraduate school, Carson-Newman College and his graduate school, the University of Florida. Mr. Senterfitt is a past-president and is currently a member of the board of directors of Lighthouse Central Florida, Inc., a non-profit organization. He is a member of the finance committee of the City of Orlando. Mr. Senterfitt is the lead trustee of the board of trustees, chairman of the governance committee and a member of the audit committee of the board of trustees.

      John W. Spiegel, 64, has been a trustee since October 2003. Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from August 2000 until 2004. Prior to that he was an executive vice president and chief financial officer of SunTrust Banks from 1985. Mr. Spiegel serves on the corporate boards of Rock-Tenn Company, Inc., Bentley Pharmaceuticals, Inc. and SI Corporation. He also serves on the board of directors of the Bank Administration Institute, the Woodruff Arts Center, the Children's Healthcare of Atlanta, and the Francis L. Abreu Charitable Trust. Mr. Spiegel is also a member of the Dean's Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is a member of the audit committee and the executive compensation committee of the board of trustees.

Vote Required

      The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see "Voting Procedures and Costs of Proxy Solicitation."

Compensation of Trustees

The following table sets forth the current compensation of non-employee trustees.

Non-Employee Trustees
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Annual Retainer                                                          $20,000
--------------------------------------------------------------------------------
           Per Board Meeting Attended in Person                          $1,750*
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           Per Board Meeting Attended by Telephone                       $1,000
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Committee Members (other than Chairman)
--------------------------------------------------------------------------------
           Per Committee Meeting Attended in Person                      $1,250*
--------------------------------------------------------------------------------
           Per Committee Meeting Attended by Telephone                   $1,000
--------------------------------------------------------------------------------
Committee Chairman
--------------------------------------------------------------------------------
           Per Committee Meeting Attended in Person or by Telephone      $1,750*
--------------------------------------------------------------------------------
* Plus out of pocket expenses.

      Non-employee trustees can elect to receive common shares in lieu of all or a portion of their annual board and committee fees pursuant to the Company's Non-Employee Trustee Share Plan. Common shares received in lieu of fees under such plan have a fair market value equal to 125% of the amount of fees foregone.

      Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options will be issued under the Company's Second Amended and Restated Employee Share Option and Restricted Share Plan. The options vest in one year from the date of grant, at an exercise price equal to the fair market value on the day of the grant.

      Non-employee trustees also receive a grant of $5,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These restricted shares will be issued under the Company's Second Amended and Restated Employee Share Option and Restricted Share Plan. The restricted shares will be valued based on the fair market value on the day of the grant and will vest one year after the date of grant.

      Herbert A. Meisler has waived his right to trustee and committee fees and has requested that we donate a like amount to a charitable organization.

      Trustees who are our officers or are employed by us do not receive any additional compensation for serving on our board of trustees or any of its committees. In addition, they are not eligible to participate in the Non-Employee Trustee Share Plan.

Meetings of the Board of Trustees

      Our board of trustees held six meetings during 2004. During 2004, each trustee attended more than 75% of the aggregate of (i) all meetings of the board of trustees and (ii) all meetings of committees of which such trustee was a member.


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

Trustee Attendance at Annual Meetings

      The Company has a policy for attendance by members of the board of trustees at the Company's annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2004 annual meeting of shareholders.

Lead Trustee

      In October 2002, the board created a new position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the board in which management trustees and other members of management do not participate. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings, provides advice with respect to the selection of committee chairs and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. Mr. Senterfitt served in this position during 2004, and in January 2005 the board designated him to continue serving in this position until the Company's 2006 annual meeting of shareholders.

Communication with the Board of Trustees

      The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. A description of how persons can communicate with our board of trustees or members of the board is available on the Company's website at www.colonialprop.com or to request a copy via U.S. mail write to Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue South, Suite 750, Birmingham, AL 35203.

Trustee Candidate Review

      Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. The governance committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company's activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee will take into account the other demands on the time of a candidate, including occupation and memberships on other boards.

      To identify trustee candidates, the governance committee will (1) inquire of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtain trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtain trustee candidates from a search firm or from other available sources determined by the governance committee.

      The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company's Corporate Secretary by U. S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101

6th Avenue  North,  Suite  750,  Birmingham,  AL 35203.  The  trustee  candidate recommendation should display the legend "Shareholder Trustee Candidate Recommendation" in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

      The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

      o an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

      o an executed trustee questionnaire, identical to the one completed by each of the Company's trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

      o a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

      o a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

      o contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

      To    evaluate    a   new    trustee    candidate    (whether    or    not
shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company's corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

      "The Governance Committee is responsible for reviewing with the Board, annually or more frequently as appropriate, the appropriate skills and characteristics required of Trustees (and candidates for nomination) in the context of the current makeup of the Board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

      Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

      In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company's activities."

Committees of the Board of Trustees

      In accordance with our bylaws, the board of trustees has established an executive committee, an audit committee, an executive compensation committee and a governance committee.

Executive Committee

      Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met six times in 2004.

Executive Compensation Committee

      The executive compensation committee consists entirely of independent trustees, as independence for executive compensation committee members is defined by the New York Stock Exchange listing standards. The executive compensation committee was established to determine compensation for our executive officers and to administer our stock option and annual incentive plans. The executive compensation committee makes grants of options and restricted shares to trustees and executive officers. The executive compensation committee charter is available on the Company's website at www.colonialprop.com. The executive compensation committee met three times during 2004.

Audit Committee

      The audit committee consists entirely of independent trustees, as independence for audit committee members is defined by the New York Stock Exchange listing standards. The audit committee assists the board of trustees in oversight of the integrity of the Company's financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has determined that Mr. Spiegel is an "audit committee financial expert," as defined under SEC rules. The audit committee charter is available on the Company's website at www.colonialprop.com. The audit committee met eight times during 2004.

Governance Committee

      The governance committee consists entirely of independent trustees in accordance with the New York Stock Exchange listing requirements. The governance committee has a charter available on the Company's website at www.colonialprop.com. The governance committee evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company's website at www.colonialprop.com, and developing and implementing our code of ethics for all employees, officers and trustees. The governance committee also is charged with the task of ensuring we are in compliance with all New York Stock Exchange listing requirements. The governance committee is willing to consider appropriate nominees whose names are submitted in writing by shareholders. The governance committee met four times during 2004.

       The following table sets forth the membership of these committees:

----------------------------------------------------------------------------------------------------------------
Independent Trustees                 Audit           Compensation         Executive            Governance
----------------------------------------------------------------------------------------------------------------
Carl F. Bailey                         C                                      M                    M
----------------------------------------------------------------------------------------------------------------
William M. Johnson                                        M                   M

----------------------------------------------------------------------------------------------------------------
Herbert A. Meisler                     M                  M

----------------------------------------------------------------------------------------------------------------
Claude B. Nielsen                                         C                                        M

----------------------------------------------------------------------------------------------------------------
Harold W. Ripps                                                               M

----------------------------------------------------------------------------------------------------------------
Donald T. Senterfitt                   M                                                           C

----------------------------------------------------------------------------------------------------------------
John W. Spiegel                        M                  M

----------------------------------------------------------------------------------------------------------------
Non-Independent Trustees             Audit           Compensation         Executive            Governance

----------------------------------------------------------------------------------------------------------------
M. Miller Gorrie                                                              C

----------------------------------------------------------------------------------------------------------------
James K. Lowder                                                               M

----------------------------------------------------------------------------------------------------------------
Thomas H. Lowder                                                              M

----------------------------------------------------------------------------------------------------------------

----------
"M" signifies a member and "C" signifies a chairman.

Independence of Trustees

      Set forth below are certain relationships between us and our independent trustees and/or entities involved with such trustees.

      Carl F. Bailey was a director of SouthTrust Corporation and Chairman of its Compensation and Governance Committees for the majority of 2004 prior to its merger with Wachovia Corporation. The Company had a Line and Bridge Credit Facilities with SouthTrust Bank. SouthTrust Bank was a subsidiary of SouthTrust Corporation. The Company paid SouthTrust Bank $2,846,265 and $1,533,361 in interest payments, $329,138 and $345,595 in fees and $808,421 and $889,263 in escrow payments in 2003 and 2004, respectively. In connection with its determination that such relationship is not material, our board of trustees made the following findings:

o The terms and conditions of the Credit Facilities are commercially reasonable and are equivalent to those that the Company would expect to agree to with any other lender.

o     SouthTrust  Corporation  was the  holding  company  for  SouthTrust  Bank.
      SouthTrust Bank had a Board of Directors separate from the Board of Directors of SouthTrust Corporation. As a result, the SouthTrust Corporation Board of Directors had no responsibility for, and does not participate in decisions regarding, bank loans or other bank service matters. Mr. Bailey was not a director or employee of SouthTrust Bank.


o Mr. Bailey was not a director of SouthTrust Corporation at the time the Company began its banking relationship with SouthTrust Bank.

o Mr. Bailey's only compensation from SouthTrust Corporation consisted of director and committee fees.

o     Mr. Bailey received no compensation or other payments from SouthTrust Bank
      or  SouthTrust   Corporation   arising  from  his  or  SouthTrust   Bank's
      relationship with the Company.

o     Total  interest  and  fee  payments  by the  Company  to  SouthTrust  Bank constituted approximately 0.134% of SouthTrust Corporation's gross revenues for 2003 (based on SouthTrust Corporation's 2002 published revenues). The escrow payments made to SouthTrust Bank were not revenue to SouthTrust

      Bank, but instead were held by SouthTrust Bank as escrow agent on behalf of the Company or another party.

o Mr. Bailey is no longer a director at SouthTrust Bank as a result of the SouthTrust Bank and Wachovia Corporation merger. The SouthTrust board was terminated on November 1, 2004.

      Mr. Nielsen is a director of AmSouth Bancorporation, serves as the Chairman of the Audit Committee of AmSouth Bancorporation and is also on the Executive and Executive Compensation Committees of AmSouth Bancorporation. AmSouth Bank participates in the Company's Line and Bridge Credit Facilities. The Company paid AmSouth Bank $487,151 and $759,824 in interest payments, $150,000 and $190,000 in fees and $2,970,229 and $1,235,006 in escrow payments in 2003 and 2004, respectively. In connection with its determination that such relationship is not material, our board of trustees made the following findings:

o The terms and conditions of the Line and Bridge Credit Facilities are commercially reasonable and are equivalent to those that the Company would expect to agree to with any other lender.

o Mr. Nielsen was not a director of AmSouth Bancorporation at the time the Company began its banking relationship with AmSouth Bancorporation.

o Mr. Nielsen's only compensation from AmSouth Bancorporation consists of director and committee fees.

o Mr. Nielsen receives no compensation or other payments from AmSouth Bancorporation arising from his or AmSouth Bank's relationship with the Company.

o Total interest and fee payments by the Company to AmSouth Bank constituted approximately 0.0855% of AmSouth Bank's gross revenues for 2004(based on AmSouth Bank's 2004 published revenues).

o The escrow payments made to AmSouth Bank were not revenue to AmSouth Bank, but instead were held by AmSouth Bank as escrow agent on behalf of the Company or another party.

      Mr. Ripps indirectly owned a 27% interest in NRH Enterprises, LLC (through owning 90% of Rime, Inc., which owns 50% of W&H Enterprises, LLC, which owns 60% of NRH Enterprises, LLC). Mr. Ripps is not a member of the board of managers or an executive officer of NRH Enterprises, LLC. However, NRH Enterprises, LLC is member-managed by W&H Enterprises, LLC, which is member-managed by Rime, Inc. Mr. Ripps is a director and executive officer of Rime, Inc. The Company had a 20% interest in three aircraft operated by NRH Enterprises, LLC. The Company paid NRH Enterprises, LLC a monthly fee of $10,000 plus $1,400 per hour of its flight time to cover the operating expenses of the aircraft and $318,666 and $279,290 in operational expense and aircraft usage fees, in 2003 and 2004, respectively. In October 2004, the Company sold its interest in the three aircraft for $0.8 million and terminated the aircraft services agreement. In connection with its determination that such relationship is not material, our board of trustees made the following findings:

o The terms and conditions of the arrangement with NRH Enterprises, LLC were commercially reasonable and equivalent to those that the Company would expect to agree to with any other provider of comparable commercial aircraft.

o The amount indirectly received by Mr. Ripps from the Company in 2003 and 2004, under the arrangement (approximately $86,040) constitutes less than 1% of Mr. Ripps' personal income for such year.

o Since October 2004, the Company no longer has any interest in aircraft operated by NRH Enterprises, LLC.

      Mr. Spiegel was the vice chairman and chief financial officer for SunTrust Banks, Inc. SunTrust Banks Inc. provides the Company with commercial banking services. In 2003 and 2004, the Company paid, respectively $50,080 and $0.00 in administrative fees to SunTrust Banks, Inc. Mr. Spiegel retired from his position as chief financial officer and vice chairman of SunTrust Banks, Inc. on August 12, 2004. Mr. Spiegel was an employee of SunTrust Banks and the vice chairman of SunTrust Holding Company which is a subsidiary of SunTrust Banks, Inc. until April 1, 2005. In connection with its determination that such relationship is not material, our board of trustees made the following findings:

o     The  terms  and  conditions  of  the  commercial   banking  services  were
      commercially reasonable and equivalent to those that the Company would expect to agree to with any other lender.

o Mr. Spiegel was not a trustee of the Company at the time the Company began its banking relationship with SunTrust Banks, Inc.

o Mr. Spiegel's only compensation from SunTrust Banks, Inc. consisted solely of salary, bonus and employee benefits generally available to employees of comparable rank.

o Mr. Spiegel received no compensation or other payments from SunTrust Banks, Inc. arising from his or SunTrust Banks, Inc's relationship with the Company.

o The fees paid by the Company to SunTrust Banks, Inc. amounted to 0.003760% of SunTrust Banks Inc.'s total revenue for 2004 (based on SunTrust Banks, Inc.'s 2003 published revenues.)

      In connection with its review of independence our board of trustees has applied the following categorical independence standard:

            "If a Trustee serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than one percent of that organization's total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee's independence."

      Each of the independent trustees satisfied such standard (if applicable to such trustee).

Code of Ethics

      The Company has a code of ethics, which is designed to promote honest and ethical conduct and deter wrongdoing at all levels of the Company's organization. All employees, officers and trustees of the Company are bound by the code of ethics. In addition to the code of ethics, the chief executive officer, the chief financial officer, chief accounting officer and other senior financial officers that hold significant positions of leadership and trust at the Company must set an exemplary standard of conduct for the Company as described in the CEO and senior financial officers' code of ethical conduct. A copy of each code is available on the Company's website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203.

                             AUDIT COMMITTEE REPORT

      In compliance with the requirements of the New York Stock Exchange listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2004. In connection with the performance of its responsibility under its charter, the audit committee has:

      o     Reviewed  and  discussed  our  audited  financial   statements  with
            management;

      o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

      o Received from the independent auditors written disclosures and the letter regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

      o Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.

      The audit  committee has also considered  whether the  independent  public
accountants'   provision  of  non-audit   services  to  us  is  compatible  with
maintaining their independence.

Date: March 11, 2005                          Members of the audit committee:


                                                Carl F. Bailey, Chairman
                                                Herbert A. Meisler
                                                Donald T. Senterfitt
                                                John W. Spiegel

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (Proposal 2)

      We are submitting for ratification by our shareholders the appointment of PricewaterhouseCoopers, LLP as our independent auditors for the fiscal year ending December 31, 2005. Our board of trustees recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005. The accounting firm of PricewaterhouseCoopers LLP was previously appointed to serve as our independent auditors for the fiscal years ending December 31, 2004 and December 31, 2003 respectively. PricewaterhouseCoopers LLP has served as our independent auditors since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Audit Fees

      During the years ended December 31, 2004 and December 31, 2003, we were billed by PricewaterhouseCoopers LLP the following amounts:

                                         2004             2003
                                         ----             ----
      Audit Fees (1)               $  867,340       $  478,853
      Audit-Related Fees (2)          233,264           86,716
      Tax Fees (3)                     51,000                0
      All Other Fees (4)              423,760                0
                                   ----------       ----------
      Total                        $1,575,364       $  565,569
                                   ==========       ==========

(1) Services consisted of audits of our financial statements, review of registration statements, provision of comfort letters, joint venture and subsidiary audits

(2) Services consisted of review of benefit plans, and research of issues and consultation on transactions.

(3) Services consisted of research on tax issues and consultation on certain transactions.

(4) Services consisted of audit and tax fees of $301,000 and $122,760, respectively, related to entities managed by Colonnade Properties LLC, a 57% owned subsidiary of the Company. The Company maintains no ownership interest in these entities and only provides management services through its ownership in Colonnade Properties LLC.

Vote Required

      Ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of PricewaterhouseCoopers LLP as our independent auditors, see "Voting Procedures and Costs of Proxy Solicitation."

Pre-Approval Policy for Services by Auditor

      The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor's independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service will require separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information concerning the annual and long-term compensation for our chief executive officer and our four other most highly compensated executive officers in 2004, whom we refer to as the "named executive officers".

                          Summary of Compensation Table

------------------------------------------------------------------------------------------------------------------------------------
                                                  Annual Compensation                  Long-Term Compensation
                                          -----------------------------------------------------------------------------
                                                                                            Awards           Payouts
                                                                                  -------------------------------------
                                                                         Other                   Securities
                                                                        Annual     Restricted    Underlying    LTIP       All Other
                                                         Bonus ($)    Compensa-   Share Awards     Options    Payouts   Compensation
Name and Principal Position      Year     Salary ($)       (1)         tion ($)     ($) (1)        (#) (+)      ($)       ($) (2)
------------------------------------------------------------------------------------------------------------------------------------
Thomas H. Lowder                 2004     $  417,436     $     --     $     --     $  795,926       28,094       --     $   14,595
  Chairman of the Board          2003        400,000           --           --             --           --       --         13,343
  President and Chief            2002        350,000           --           --        215,790       75,500       --         12,843
  Executive Officer
------------------------------------------------------------------------------------------------------------------------------------
C. Reynolds Thompson, III        2004     $  365,256     $     --     $     --     $  952,645       24,861       --     $   12,402
  Chief Operating Officer        2003        350,000           --           --             --           --       --         11,903
                                 2002        300,000       23,800           --        167,350       44,700       --         11,403
------------------------------------------------------------------------------------------------------------------------------------
Weston M. Andress                2004     $  233,333     $     --     $     --     $1,201,265       69,759       --     $    2,495
  Chief Financial Officer and
  Chief Investment Officer
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Jackson                2004     $  250,462     $ 76,400     $     --     $  134,569           --       --     $   14,011
  Executive Vice President -     2003        240,000           --           --             --           --       --         12,473
  Office Division                2002        210,000           --           --         78,010       23,994       --         10,812
------------------------------------------------------------------------------------------------------------------------------------
Paul F. Earle                    2004     $  257,962     $     --     $     --     $  147,458           --       --     $   14,052
  Executive Vice President -     2003        240,000           --           --             --           --       --         12,796
  Multifamily Division           2002        210,000           --           --         78,010       23,994       --         12,271
------------------------------------------------------------------------------------------------------------------------------------

+ Options are reported for the year in which they are earned. Options are granted after the end of the fiscal year in which they are earned.

(1) Our incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted common shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the elected amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the elected amount. The value of the restricted share grants shown under the column titled "Restricted Share Awards" includes these restricted shares issued instead of cash bonus and other performance-based restricted share awards. The following table shows, for each of 2004, 2003 and 2002 (a) the annual bonus that each of our named executive officers was entitled to, (b) the percentage of annual bonus that each named executive officer elected to receive in the form of restricted common shares instead of cash, (c) the portion of the annual bonus that each named executive officer received in cash, and (d) the value of restricted common shares received instead of cash. These restricted shares typically vest over three years, with 50% vesting on the first anniversary of the issue date and the remaining shares vesting in two equal installments on each of the second and third anniversaries of the issue date.

                                                                              Percentage
                                                                             Received as
                                                                 Bonus        Restricted     Amount Paid    Value of Restricted
      Name                                          Year        Amount          Shares         in Cash            Shares
      -------------------------------------------------------------------------------------------------------------------------
      Thomas H. Lowder ...................          2004       $417,022           100%         $     --          $587,415
                                                    2003             --            --                --                --
                                                    2002         94,600           100%               --           132,440

      C. Reynolds Thompson, III ..........          2004       $369,034           100%         $     --          $518,128
                                                    2003             --            --                --                --
                                                    2002         83,800            72%           23,800            84,000

      Weston M. Andress ..................          2004       $372,688           100%         $     --          $517,208

      Robert A. Jackson ..................          2004       $155,918            51%         $ 76,400          $111,325
                                                    2003             --            --                --                --
                                                    2002         20,000           100%               --            28,000

      Paul F. Earle ......................          2004       $ 88,724           100%         $     --          $124,214
                                                    2003             --            --                --                --
                                                    2002         20,000           100%               --            28,000

      In addition to the restricted shares that each of our named executive officers received instead of cash bonus, each of our named executive officers were awarded additional restricted common shares in 2002 and 2004. The following table shows the number and value of these restricted shares awarded for each of 2004 and 2002 for each of our named executive officers. These restricted shares vest over five years in equal installments.

                                                                                   Number of           Value of Restricted
      Name                                                        Year         Restricted Shares           Share Awards
      --------------------------------------------------------------------------------------------------------------------
      Thomas H. Lowder....................................        2004                 5,619                   $208,511
                                                                  2003                    --                         --
                                                                  2002                 2,500                     83,350

      C. Reynolds Thompson, III...........................        2004                11,297                   $434,517
                                                                  2003                    --                         --
                                                                  2002                 2,500                     83,350

      Weston M. Andress...................................        2004                17,755                   $684,057

      Robert A. Jackson...................................        2004                   626                   $ 23,244
                                                                  2003                    --                         --
                                                                  2002                 1,500                     50,010

      Paul F. Earle.......................................        2004                   626                   $ 23,244
                                                                  2003                    --                         --
                                                                  2002                 1,500                     50,010

      The number and value of the aggregate restricted share holdings of each of our named executive officers at December 31, 2004 were as follows:

                                                                                      Number of          Value of Restricted
      Name                                                                        Restricted Shares          Share Awards
      ----------------------------------------------------------------------------------------------------------------------
      Thomas H. Lowder.....................................................              8,935                $350,877
      C. Reynolds Thompson, III............................................             11,850                 465,350
      Weston M. Andress....................................................             13,737                 539,452
      Robert A. Jackson....................................................              1,576                  60,890
      Paul F. Earle........................................................              3,596                 141,215

      Dividends are paid on restricted shares at the same rate paid to all other holders of common shares.

      (2) Other Compensation consists of our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for medical insurance and our payment of premiums for long-term care policies as shown in the table below.

                                                                           Long-term     Long-term
                                                   401(k)      Medical        Care       Disability    MEDJET     Total All Other
      Name                              Year   Contribution   Insurance    Insurance     Insurance    Premium      Compensation
      ---------------------------------------------------------------------------------------------------------------------------
      Thomas H. Lowder.............     2004      $ 6,150       $ 3,822      $1,720        $2,513       $390          $14,595
                                        2003        6,000         3,358       1,098         1,098        390           13,343
                                        2002        5,500         3,358       1,098         1,098        390           12,843

      C. Reynolds Thompson, III....     2004      $ 6,150       $ 3,822      $  528        $1,637       $265          $12,402
                                        2003        6,000         3,358         838           838        265           11,903
                                        2002        5,500         3,358         838           838        265           11,403

      Weston M. Andress............     2004      $    --       $ 2,230      $   --        $   --       $265          $ 2,495

      Robert A. Jackson............     2004      $ 6,150       $ 3,822      $1,475        $2,299       $265          $14,011
                                        2003        5,885         3,358         993         2,042        265           12,473
                                        2002        4,154         3,358         993         2,042        265           10,812

      Paul F. Earle................     2004      $ 6,150       $ 3,822      $1,251        $2,564       $265          $14,052
                                        2003        6,000         3,358         953         2,335        265           12,796
                                        2002        5,360         3,358         953         2,335        265           12,271

      The following table sets forth certain information relating to options to purchase common shares granted to our named executive officers during 2004. During 2004, Weston M. Andress was the only named officer to receive options to purchase common shares.

                        Option Grants in Last Fiscal Year

                                                                         Individual Grants
                                     -------------------------------------------------------------------------------------------
                                                           Percent of Total
                                     Number of Securities   Options Granted    Exercise or
                                      Underlying Options    to Employees in    Base Price                        Grant Date
               Name                      Granted (#)          Fiscal Year        ($/Sh)     Expiration Date   Present Value ($)
--------------------------------------------------------------------------------------------------------------------------------
Thomas H. Lowder                              0                  0.0%

C. Reynolds Thompson, III                     0                  0.0%

Weston M. Andress                           22,894              100.0%           $ 36.40     5/10/2014 36.40      $ 166,668
                                            22,066              100.0%           $ 37.77     8/19/2014 37.77      $ 166,667
Robert A. Jackson                             0                  0.0%

Paul F. Earle                                 0                  0.0%

--------------------------------------------------------------------------------------------------------------------------------

      The following table sets forth certain information concerning option exercises during 2004 and unexercised options held by our named executive officers at December 31, 2004:

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                               Shares                         Number of Securities Underlying
                            Acquired on        Value       Unexercised Options at December 31,  Value of Unexercised In-the-Money
           Name             Exercise(#)     Realized($)                   2004 (#)              Options at December 31, 2004 ($)(1)
------------------------------------------------------------------------------------------------------------------------------------

                                                               Exercisable     Unexercisable      Exercisable      Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Thomas H. Lowder               16,000      $    368,000          226,029          150,316         $  2,768,224     $  1,707,164

C. Reynolds Thompson, III          --                --           50,184           86,317              453,803          691,041

Weston M. Andress                  --                --               --           44,960                   --           98,805

Robert A. Jackson              10,000           128,100           23,054           27,498              214,033          204,967

Paul F. Earle                      --                --           35,919           43,325              354,517          347,322

----------
(1) Based on the closing price of $39.27 per common share on December 31, 2004. An option is "in-the-money" if the fair market value of the common shares subject to the option exceeds the option exercise price.

Defined Benefit Plan

      We maintain a retirement plan for all of our employees hired before January 1, 2002. An employee became eligible to participate in the plan on January 1 or July 1 following the first anniversary of his or her employment or when the person reaches age 21, if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant's earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the social security covered compensation level, and at a higher percentage of compensation above the social security covered compensation level. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment.

      The following table reflects estimated annual benefits payable upon retirement under the retirement plan as a single life annuity commencing at age 65.

                               Pension Plan Table

                                                                     Years of Service
-------------------------------------------------------------------------------------------------------------------------------
      Remuneration                  5                    10                   15                   20                25
-------------------------------------------------------------------------------------------------------------------------------
        $100,000                 $ 7,600               $15,200              $22,800             $30,400           $38,000

        $125,000                 $ 9,500               $19,000              $28,500             $38,000           $47,500

        $150,000                 $11,400               $22,800              $34,200             $45,600           $57,000

    $200,000 or over             $15,200               $30,400              $45,600             $60,800           $76,000

      The benefits shown are limited by the current statutory limitations that restrict the amount of benefits that can be paid from a qualified retirement plan. The statutory limit on compensation that may be recognized in calculating benefits is $200,000 for 2004 in accordance with Section 401(a)(17) of the Internal Revenue Code. This limit is subject of cost-of living adjustments. The amounts shown in the table are not subject to any deduction from Social Security or other-offset amounts.

      Covered compensation under the plan includes the employees' base salary and bonus, as shown in our Summary Compensation Table above. Thomas H. Lowder has 32 years of covered service under the plan, C. Reynolds Thompson, III has 8 years of service, Robert A. Jackson has 7 years of service, and Paul F. Earle has 13 years of service.

Employment Agreement

      Thomas H. Lowder, our president and chief executive officer, entered into an employment agreement with us in September 1993. This agreement provides for an initial term of three years, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See "Report on Executive Compensation - Annual Incentive Plan." The agreement includes provisions restricting Mr. Lowder from competing with us during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by us without cause or by the employee with cause, the agreement provides that we must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months' base compensation and benefits

      None of our other named executive officers, or any of our other executive officers, has an employment agreement with us.

                                PERFORMANCE GRAPH

      The graph set forth below compares the yearly change in our cumulative total shareholder return on our common shares from December 31, 1999 through December 31, 2004, to the cumulative total return of the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts Equity Index for the same period. The performance graph assumes an investment of $100 in our common shares and each index on December 31, 1999 and assumes reinvestment of all dividends. The performance shown in the graph is not necessarily indicative of future price performance.

                      Comparison of Cumulative Total Return
        Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index
                       December 31, 1999-December 31, 2004

                              [LINE GRAPH OMITTED]

Colonial Prop.  $100 $105 $123 $119 $123 $129 $149 $146 $156 $173 $195 $186 $179 $178 $190 $197 $215 $223 $216 $226 $225

S&P 500         $100 $102  $99  $98  $90  $79  $83  $71  $78  $78  $67  $55  $60  $58  $66  $72  $76  $77  $78  $76  $82

NAREIT Index    $100 $102 $113 $122 $126 $127 $141 $137 $144 $156 $164 $149 $149 $150 $170 $186 $205 $230 $216 $234 $270


Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this proxy statement, in whole or in part, the foregoing audit committee report and performance graph and the following report on executive compensation shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

      This report outlines how the executive compensation committee of the board of trustees determined 2004 compensation levels for our executive officers, including our named executive officers. In 2004 the executive compensation committee was composed entirely of independent trustees. The executive compensation committee is responsible for all aspects of our officer compensation programs and some aspects of non-officer compensation, and works closely with the entire board of trustees in the execution of its duties. The executive compensation committee is responsible for granting awards of options and restricted shares under our Employee Share Option and Restricted Share Plan.

Executive Compensation Policy and Philosophy

      Our executive compensation programs are based on the following guiding principles:

      o Pay-for-Performance - We place considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns and annual growth in funds from operations ("FFO") per share. These incentive programs focus on both annual and long-term performance.

      o Pay Competitiveness - We believe that we must offer competitive total compensation to attract, motivate and retain executive talent. Our philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of our industry peers in years of superior performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

            We determine competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in our total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to ours.

      o Executive Share Ownership - We believe that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to our financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation. We also implemented an Executive Unit Purchase Plan in January 2000, pursuant to which our executive officers, other employees and trustees were permitted to purchase units of limited partnership interests of our operating partnership to encourage them to maintain an equity interest in us. In January 2005, the Executive Unit Purchase plan was terminated.

Base Salary Program

      Our objective is to provide total compensation to our officers at or above the upper quartile of the competitive market set by our industry peers in years when we and our officers each achieve superior results. To achieve this objective, the executive compensation committee sets base salary ranges for our officers around the median salaries being paid by our industry peers. The executive compensation committee will recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee's salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

Annual Incentive Plan

      Our annual incentive plan is designed to reward and motivate key employees based on the Company's and the individual's performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with our pay-for-performance philosophy, the executive compensation committee used two key performance indicators as its primary performance targets for the named executive officers in 2004: (1) total shareholder return and (2) 2004 growth in FFO per share. The executive compensation committee also attempted to provide our executive officers with individualized performance incentives based on areas within the executives' individual influence and control, such as the performance of their divisions as measured against objective performance indicators.

      The amounts potentially payable to executive officers pursuant to the annual incentive plan remained consistent with their 2003 levels, with some executive officers being eligible to earn incentive compensation of up to 250% of base salary. The 2004 amounts paid to executive officers pursuant to the annual incentive plan were determined based on the individual executive's contribution to our total shareholder return and 2004 growth in FFO per share, and the performance of the business unit in which the executive was employed. The amounts actually paid were determined based on whether the executive's performance met the "threshold," "target" or "maximum" level for each performance indicator. The "threshold" level is the minimum level of performance that will give rise to an annual incentive. "Target" performance is the upper quartile expected level, and "maximum" refers to superior performance.

      In addition, to further align the interests of our employees with the interests of shareholders and to encourage employees to take a long-term view of our performance, executives may elect to receive all or a portion of their annual incentive awards in restricted shares. We have provided an incentive for our executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus, typically vest over a three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause or the executive terminates service with us voluntarily, without good reason, prior to vesting.

Long-Term Incentive Compensation

      We believe that our executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, we recognize that for our executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers operating them, should be evaluated over a multi-year time horizon.

      In 2004 (for 2003 performance), we did not grant any long-term incentives in the form of share options or time-vested restricted shares. We currently rely on share options and restricted share awards in establishing long-term incentives for our executive officers and senior management.

      Consistent with the executive compensation committee's determination to award options based largely on the achievement of pre-established performance targets, so that eligible recipients of options would have an incentive to help us achieve those targets, the executive compensation committee awarded no share options to plan participants during 2004 (based on 2003 performance). However, the executive compensation committee anticipates that we will grant options in future years. The size of option grants generally depend on the individual grantee's position with us and our performance based on pre-established criteria.

      Time-vested restricted share grants are fully at risk based on the continued employment of the officer. This means the restricted shares granted may be earned by the officers, (i.e., become vested) if the officer remains employed with us for the vesting period. The time-vested restricted share grants vest in equal installments over three years from the date of grant. During 2005, a total of 17,035 time-vested restricted shares, which were based on our 2004 growth in FFO per share, were granted to our named executive officers.

2004 Chief Executive Officer Compensation

      The executive compensation committee considers several factors in developing an executive compensation package. For the chief executive officer, these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all our financial success. Specific actions taken by the executive compensation committee regarding the CEO's compensation in 2004 are summarized below.

      Base Salary. The executive compensation committee maintained Mr. Lowder's annual salary at $400,000 in January of 2004. The executive compensation committee seeks to assure that Mr. Lowder's base salary, together with his incentive compensation participation levels, provides a competitive overall package.

      Annual Incentive. The executive compensation committee made the amount of Mr. Lowder's annual incentive contingent upon our performance, as measured by our two key performance indicators, total shareholder return and 2004 FFO growth per share. Based on 2004 performance, Mr. Lowder's 2004 annual incentive award was set at $417,022. Mr. Lowder elected to receive 100% of his award in restricted shares. In accordance with our annual incentive plan, he was issued restricted shares with a value equal to 140% of his annual incentive award.

      Long-Term Incentive. To increase his variable pay levels in support of our compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. Mr. Lowder was granted options to purchase 28,094 shares in 2005. His 2005 option grant was based on our financial performance in 2004, as measured against the same key performance indicators that were used to determine his annual incentive. Share options are granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. Accordingly, options reward the executive for future corporate performance, since the executive receives income only if our share price increases after the grant date. In 2005, Mr. Lowder was granted 5,619 restricted shares based on our performance for 2004. Restricted share awards encourage executives to improve corporate performance and the ultimate value of the award is tied directly to our share price.

$1 Million Pay Deductibility Limit

      Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain "performance-based compensation" is excluded from this $1 million cap. Our share option and restricted share plan has been structured in such a way that the executive compensation committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of our executive officers' compensation subject to the deductibility limits exceeds $1 million. However, in the executive compensation committee's view, it is possible that the Company could be affected by the non-deductibility rules in the near future as a result of increasing executive officer compensation.

                                           THE EXECUTIVE COMPENSATION COMMITTEE,

                                                               Claude B. Nielsen
                                                              William M. Johnson
                                                              Herbert A. Meisler
                                                                 John W. Spiegel

                 EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

      The executive compensation committee was comprised of Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler and John Spiegel during 2004. None of these four members was our employee during 2004. In addition, no interlocking relationship existed between these members and any member of any other company's board of directors, board of trustees or compensation committee during that period.

      During fiscal year 2004, we engaged in certain transactions with entities in which some of our trustees and executive officers had a financial interest. None of these transactions involved members of the executive compensation committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. J. Lowder is the brother of Mr. T. Lowder, our chairman of the board, president and chief executive officer. As described below, Messrs. Gorrie and J. Lowder, who were members of the executive compensation committee, own interests in certain entities that engaged in transactions with us during 2004. These transactions were approved by a majority of our independent trustees.

      Brasfield & Gorrie General Contractors, Inc. ("B&G"), a corporation of which Mr. Gorrie is a shareholder and chairman of the board, was engaged to serve as construction manager for five office and retail development projects during 2004. We paid B&G a total of $20.0 million during 2004, of which $17.0 million was then paid to unaffiliated subcontractors. We had $3.3 million outstanding construction invoices or retainage payable to B&G at December 31, 2004.

      We leased space to certain entities in which Mr. T. Lowder, Mr. J. Lowder and Mr. Gorrie has an interest and received market rent from these entities of approximately $1.4 million during 2004 and management and leasing services fees of approximately $26,502, during 2004.

      Colonial Insurance Agency, a corporation indirectly owned by Messrs. J. Lowder and T. Lowder and their family members, has provided insurance brokerage services for us. The aggregate amount we paid to Colonial Insurance Agency for these services during 2004 was $4.0 million. Of this amount, $3.6 million was then paid to unaffiliated insurance carriers for insurance premiums during 2004.

      In 2002, one of our subsidiaries acquired a 20% interest in three aircraft from NRH Enterprises, LLC ("NRH"), an entity in which Harold Ripps, one of our trustees, owns a 33% interest, for approximately $1.4 million. Additionally, the subsidiary entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which the subsidiary pays NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of our flight time to cover the operating expenses of the aircraft. Further, the subsidiary entered into an aircraft services agreement with MEDJET Assistance, LLC ("MEDJET"), an entity in which Mr. Ripps owns a 40% interest. Under this agreement, the subsidiary is obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH pays this $5,000 to MEDJET, on behalf of the subsidiary, from the $10,000 monthly fee referred to above. During 2004, the subsidiary paid approximately $279,000 to NRH for usage and service of the aircraft under the above agreements. In October 2004, the Company sold its interest in the three aircraft for $0.8 million and terminated the aircraft services agreement.

         VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth, as of March 8, 2005, the record date for our annual meeting, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, by:

      (1) each person known by us to be the beneficial owner of more than five percent of our outstanding common shares,

      (2)   each trustee and each named executive officer, and

      (3) our trustees, our named executive officers and other executive officers as a group.

      Unless otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to "units" are to units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the "Number of Common Shares" column because Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our Declaration of Trust, neither Mr. T. Lowder nor Mr. J. Lowder nor Mr. Ripps could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

                                                                                                   Percent of
                                                            Number of          Percent of            Common
Name and Business Address                                    Common              Common              Shares
of Beneficial Owner                                          Shares            Shares (1)         and Units(2)
-------------------------------------                       --------           ----------         ------------
Thomas H. Lowder ...................................       3,593,745(3)           11.6%               9.3%

James K. Lowder ....................................       2,295,040(4)            7.7%               6.0%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama 36104

Cohen and Steers ...................................       2,750,300(5)            9.9%               7.2%
757 Third Avenue
New York, NY

Barclays Global Investors, NA ......................       2,368,590(6)            8.5%               6.2%
45 Fremont Street
San Francisco, CA 94105

Carl F. Bailey .....................................          98,546(7)              *                  *

M. Miller Gorrie ...................................         642,136(8)            2.3%               1.7%

William M. Johnson .................................         877,312(9)            3.1%               2.3%

Herbert A. Meisler .................................         677,655(10)           2.4%               1.8%

Claude B. Nielsen ..................................          72,456(11)             *                  *

Harold W. Ripps ....................................       2,074,954(12)           7.0%               5.4%

Donald T. Senterfitt ...............................          49,621(13)             *                  *

John W. Spiegel ....................................           9,474(14)             *                  *

C. Reynolds Thompson, III ..........................         118,491(15)             *                  *

Weston M. Andress ..................................          19,199(16)             *                  *

Robert A. Jackson ..................................          53,174(17)             *                  *

Paul F. Earle ......................................          52,662(17)             *                  *

All executive officers and trustees as a group
(18 persons) .......................................      10,819,472(18)          29.2%(19)          23.2%(20)

----------------------

*     Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 27,907,795 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.

(2) For purposes of this calculation, the number of common shares and Units deemed outstanding includes 27,907,795 common shares currently outstanding, 10,339,775 Units currently outstanding (excluding Units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.

(3) The total includes 129,322 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. ("CCI"), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture ("EPJV"), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 17,484 shares owned pursuant to the Company's 401(k) plan, 73,500 shares subject to options exercisable within 60 days held in trust for the benefit of Thomas Lowder's children and 192,396 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by Thomas Lowder, 89,285 Units owned by Thomas Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 Units owned by EPJV, in which T. Lowder has sole voting control, and 195 Units held in trust for the benefit of Thomas

      Lowder's children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4) The total includes 81,825 shares owned by James Lowder, 175,296 shares owned by CCI, 19,200 shares owned by James Lowder as custodian for his children, 41,384 shares owned pursuant to the Company's 401(k) plan, and 50,000 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 Units owned by James Lowder Investments, LLC, 1,369,396 Units owned by CCI and 195 Units held in trust for the benefit of James K. Lowder's children.

(5) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of February 14, 2005.

(6) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of February 16, 2005.

(7) Includes 34,951 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey's spouse, 45,000 shares subject to options exercisable within 60 days and 17,595 Units.

(8) Includes 66,962 shares owed by Mr. Gorrie, 271,593 shares owned by Brasfield & Gorrie, LLC, controlled by Mr. Gorrie, 8,725 shares held in trust for Mr. Gorrie's brother and 28,333 shares subject to options exercisable within 60 days. Also includes 157,140 Units owned by MJE, LLC., and 109,383 Units owned by Mr. Gorrie.

(9) Includes 130,126 shares owned by Mr. Johnson and 12,706 shares owned by Mr. Johnson's spouse. Also includes 8,333 shares subject to options exercisable within 60 days. Also, 461,642 Units owned by Mr. Johnson, 74,505 Units owned by William M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson. Also included are 100,000 shares held by Faith Ventures Foundation, Inc.; and 90,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc.

(10) Includes 21,288 shares owned by Mr. Meisler, 37,333 shares subject to options exercisable within 60 days, 471,872 Units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 Units directly owned by Mr. Meisler.

(11) Includes 11,288 shares owned by Mr. Nielsen, 48,333 shares subject to options exercisable within 60 days and 5,865 Units. Also includes 6,970 shares owned by Mr. Nielsen as custodian for his children.

(12) Includes 83,979 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 15,000 shares subject to options exercisable within 60 days and 1,925,975 Units.

(13) Includes 1,288 shares owned by Mr. Senterfitt and 48,333 shares subject to options exercisable within 60 days.

(14) Includes 1,141 shares owned by Mr. Spiegel. Mr. Spiegel has 8,333 options exercisable within 60 days.

(15) Includes 18,319 shares owned by Mr. Thompson, 81,603 shares subject to options exercisable within 60 days, and 974 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units.

(16) Includes 14,621 shares owned by Mr. Andress and 4,578 shares subject to options exercisable within 60 days.

(17) Includes for Messrs. Jackson and Earle, respectively, 3,256, and 12,759 shares directly owned. Mr. Jackson has 17,595 Units directly and 32,323 shares subject to options exercisable in 60 days. Mr. Earle has 17,595 Units directly, 6,025 shares owned pursuant to the Company's 401(k) plan and 51,702 shares subject to options exercisable in 60 days.

(18) Includes 1,716,432 common shares, 8,334,614 Units and 768,426 common shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.

(19) For the purpose of this calculation, the number of common shares deemed outstanding includes 27,907,795 common shares outstanding as of March 8, 2005, 10,339,775 Units reported as beneficially owned by the executives and trustees, and 768,426 common shares subject to options exercisable within 60 days.

(20) For purposes of this calculation, the number of common shares and Units deemed outstanding is described in note 2 to this table and includes 768,426 common shares subject to options exercisable within 60 days.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. During 2004, there were no late filings.

                  SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

      Proposals of shareholders to be presented at the 2006 annual meeting must be received by us prior to December 1, 2005 to be considered for inclusion in our proxy material for the 2006 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 27, 2006 and no later than February 26, 2006, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from us upon request.

      Pursuant to SEC rules, if a shareholder notifies the Company after February 14, 2006 of an intent to present a proposal at the 2006 annual meeting of shareholders and the proposal is voted upon at the 2006 annual meeting, the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2006 annual meeting.

                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

      Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Trustees will be elected by a plurality of all votes cast at the meeting. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting. Accordingly, abstentions will have no effect on the outcome of these proposals.

      We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

      Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                             By Order of the Board of Trustees


                                             /s/ John P. Rigrish

                                             John P. Rigrish
                                             Chief Administrative Officer and
                                             Assistant Secretary

March 31, 2005

COLONIAL PROPERTIES TRUST

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

              [1228 - COLONIAL PROPERTIES TRUST] [FILE NAME: ZCOL91.ELX] [VERSION - (5) [03/17/05] [orig. 03/08/05]

                                                               DETACH HERE                                            ZCOL91

                                                                                                                  |          1228
                                                                                                                  |
    Please mark                                                                                                   |
|X| votes as in                                                                                                    _______
    this example

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is otherwise made, this proxy willbe voted FOR proposals 1 and 2 and in the discretion of thenamed proxies as to any other mattters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

     1.   To elect the following nominees to the Board of trustees. Nominees: (01) Carl F. Bailey, (02) M. Miller Gorrie, (03)
          William M. Johnson, (04) Glade M. Knight (subject to being appointed to board upon completion of Cornerstone merger),
          (05) James K. Lowder, (06) Thomas H. Lowder, (07) Herbert A. Meisier, (08) Claude B. Neilson, (09) Harold W. Ripps, (10)
          Donald T. Senterfitt, (11) John W. Spiegel

                FOR                       WITHHELD
                ALL      |_|      |_|     FROM ALL
              NOMINEES                    NOMINEES

                                                                                                       FOR     AGAINST     ABSTAIN
                                                   2. To ratify the appointment of                     |_|       |_|         |_|
        |_|______________________________________     PricewaterhouseCoopers LLP, as independent
           For all nominees except as noted above     auditors of the Company for the fiscal year
                                                      ending December 31, 2005.


                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                          |_|

                                                     Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. WHen signing as attorney, executor, administrator, trustee, or guardian, please give full title as such

Signature__________________________________Date:________________ Signature:__________________________________ Date:________________

                                                             THIS IS YOUR PROXY.

                                                        YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Shareholders, please execute your proxy promptly and return it in the enclosed envelope.

   [1228 - COLONIAL PROPERTIES TRUST] [FILE NAME: ZCOL91.ELX] [VERSION - (5)
                          [03/17/05] [orig. 03/08/05]

                                   DETACH HERE                            ZCOL91

                                     PROXY

                           COLONIAL PROPERTIES TRUST

             Proxy Solicited on behalf of the Board of Trustees of the Company for Annual Meeting to be held on April 26, 2005

     The Undersigned, being a shareholder of Colonial Properties Trust (the "Company"), hereby appoints Thomas H. Lowder and John P. Rigrish, or either of them, with full power of substition in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the 2nd Floor of AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, on APril 27, 2005 at 10:30 a.m., central daylight savings time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions.

You are encourage to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees' recommendations. The proxies cannot vote your preferences unless you sign, date and return this card.

-----------                                                         -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------